Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

OF

DERMTECH, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

DermTech, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.  That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Amended and Restated Certificate of Incorporation of the Corporation, as theretofore amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of up to 3,200 shares of Series B-1 Convertible Preferred Stock, par value $0.0001 per share, of the Corporation (the “Series B-1 Convertible Preferred Stock”), and established the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, and, on March 2, 2020, filed a Certificate of Designation (the “Certificate of Designation”) with respect to such Series B-1 Convertible Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.  That no shares of the Series B-1 Convertible Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designation.

3.  That the Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED:  That no shares of the Corporation’s authorized Series B-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-1 Convertible Preferred Stock”) are outstanding and that no shares of the Series B-1 Convertible Preferred Stock will be issued subject to the Certificate of Designation previously filed on March 2, 2020 with respect to the Series B-1 Convertible Preferred Stock.

RESOLVED:  That the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Corporation’s certificate of incorporation all matters set forth in the Certificate of Designation with respect to the Series B-1 Convertible Preferred Stock; and further that upon such filing all authorized shares of Series B-1 Convertible Preferred Stock shall be eliminated and restored to the status of authorized but unissued shares of undesignated preferred stock under the Corporation’s certificate of incorporation.

4.  That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series B-1 Convertible Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Elimination as of September 9, 2020.

DERMTECH, INC.
By:	/s/ John Dobak
Name: John Dobak
Title: President